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Brantley Capital Corporation

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FOR IMMEDIATE RELEASE

ISS RECOMMENDS THAT BRANTLEY CAPITAL STOCKHOLDERS VOTE FOR
BRANTLEY’S BOARD NOMINEES AND REJECT DISSIDENT’S PROPOSALS

CLEVELAND, September 10, 2002 – Brantley Capital Corporation (Nasdaq: BBDC) today announced that Institutional Shareholder Services (ISS), widely recognized as the leading independent proxy advisory firm in the nation, recommended that Brantley stockholders vote FOR Brantley’s director nominees on the WHITE proxy card at the Company’s Annual Meeting of Stockholders on September 17, 2002. ISS also recommended that stockholders vote AGAINST dissident stockholder Phil Goldstein’s proposals, including liquidating the Company’s assets. ISS’s recommendations are relied upon by hundreds of major institutional investment firms, mutual funds, and other fiduciaries throughout the country.

In reaching its decision to recommend that Brantley stockholders follow all of Brantley management’s recommendations and reject Phil Goldstein’s proposals, ISS concluded in its September 9, 2002 report that:

“...[Brantley] must be provided the opportunity to effect their entire initial strategy. Current management has also shown themselves responsive to shareholder concerns, has not shied from addressing the discount problem, and has proposed a well-researched plan of action. From this, ISS has confidence that going forward, BBDC’s current board will choose the proper course of action for all investors.”*

“...it is hard to imagine that Brantley could find best value for their portfolio companies under Mr. Goldstein’s proposal.”*

Robert P. Pinkas, Chairman and Chief Executive Officer of Brantley Capital, said, “We are very pleased that ISS, a highly respected independent advisory firm, supports Brantley’s Director nominees. The ISS recommendation reaffirms our belief that we have the right strategy, the right Board and management team in place with the right experience to maximize value for all of our stockholders.”

“Brantley’s Board and management have in place a well-researched and market-tested strategy that is based on expanding our mezzanine investment portfolio and is designed to enhance value for all Brantley stockholders by increasing investment earnings in a stable fashion,” Pinkas added.

Regarding Brantley’s plan to expand its mezzanine investment portfolio, ISS noted:

“... what seems most important to the investment community is that some regular dividend is paid. In the end, it is expected that increased mezzanine investment will serve as a boon to investors; providing some income and reducing the discount while waiting for liquidity events to occur. It may even serve to increase the liquidity of BBDC shares.”*

- more -

Time is short and every vote is extremely important. The Brantley Board urges all stockholders to vote FOR the Board’s nominees by signing, dating and returning the WHITE proxy card today. We strongly encourage stockholders not to support the dissident nominees for Brantley’s Board of Directors. Brantley stockholders are urged to discard any green proxy card and any other materials they may be sent from Mr. Goldstein.

Only your latest dated proxy counts — even if you have previously delivered a green proxy card you have every right to vote with Brantley management’s recommendations by simply signing, dating and returning a WHITE proxy card now.

For more information about how to vote, stockholders can call the Company’s proxy solicitor, Georgeson Shareholder Communications Inc. toll-free at (866) 219-9662.

FORWARD-LOOKING STATEMENTS
The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in the company’s periodic filings with the Securities and Exchange Commission.

*Permission to use quotations was neither sought nor obtained.

About Brantley Capital Corporation
Brantley Capital Corporation is a publicly traded business development company primarily providing equity and long-term debt financing to small and medium-sized private companies throughout the United States. The Company’s investment objective is to achieve long-term capital appreciation in the value of its investments and to provide current income primarily from interest, dividends and fees paid by its portfolio companies. For further information, please visit the Company’s website at http://www.BrantleyCapital.com.

CONTACT:

Brantley Capital Corporation	Joele Frank, Wilkinson Brimmer Katcher
Tab Keplinger	Matthew Sherman
216-464-8400	212-355-4449

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